DIALOGIC CORPORATION APPOINTS AMATO AS CFO


     PARSIPPANY, NJ - April 28, 1997 - Dialogic Corporation (NASDAQ;DLGC), the worlds' leading manufacturer of high performance, standards-based computer telephony (CT) components, today announced that Thomas G. Amato will become its new Vice President and Chief Financial Officer. Amato was most recently with Symbol Technologies, where he had been Senior Vice President and Chief Financial Officer since 1991. Prior to Symbol he had been with Amcast Industrial Corporation and Rockwell. Effective May 27, Amato will succeed Edward B. Jordan, who will be pursuing other interests.

     "We are excited to have Tom join Dialogic's management term. His depth and breadth of financial experience with rapidly growing international technology companies are an excellent match to the opportunities and challenges at Dialogic. We wish Ed the best of luck in his future ventures. We are grateful for his leadership over the last ten years, as Dialogic has grown from $1.8 million to over $213 million in revenues," said Howard Bubb, president and CEO of Dialogic.

About Dialogic Corporation

     Dialogic Corporation is the leading manufacturer of high performance, standards-based computer telephony (CT) components. Computer telephony systems built with Dialogic products manage more than one third of all telephone, facsimile, and multi-media calls answered by computers over wireless and wired networks worldwide. Dialogic products are used in voice, fax, data, voice recognition, speech synthesis and call center management CT applications. The company is headquartered in Parsippany, New Jersey, with regional headquarters in Tokyo, Japan, Brussels, Belgium, and has sales offices worldwide.


Editorial Contact:

Rosabel Tao                                            Nancy Collins
Dialogic Corporation                                   Dialogic Corporation
201-993-3000, Ext. 6320                                201-993-3000, Ext. 6148
R.Tao@dialogic.com                                     N. Collins@dialogic.com